Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

ABBVIE INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	Rule 457(h)	$150,000,000	(2)	100%	$150,000,000	0.00011020	$16,530
Other	Deferred Compensation Obligations (3)	Rule 457(h)	$150,000,000	(4)	100%	$150,000,000	0.00011020	$16,530
Total Offering Amounts						$300,000,000		$33,060
Total Fee Offsets								-
Net Fee Due								$33,060

(1) The deferred compensation obligations are unsecured obligations of AbbVie Inc. (the “Registrant”) to pay deferred compensation in the future pursuant to the terms of the AbbVie Deferred Compensation Plan (the “DCP”).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the DCP.

(3) The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future pursuant to the terms of the AbbVie Deferred Compensation Plan Plus (the “DCP Plus”).

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based upon an estimate of the amount of compensation participants may defer under the DCP Plus.